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                                                                    Exhibit 99.1

                       (MERCANTILE BANK CORPORATION LOGO)

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:                      FOR MEDIA:
Gerald R. Johnson, Jr.   Charles Christmas           Linda Margolin
Chairman & CEO           Chief Financial Officer     Margolin & Associates, Inc.
616-406-3700             616-406-3750                216-765-0953
gjohnson@mercbank.com    cchristmas@mercbank.com     lmm@margolinIR.com


            MERCANTILE BANK CORPORATION DECLARES A 5% STOCK DIVIDEND

WYOMING, MICH., April 8 -- At a meeting held April 7, 2004, the Board of Directors of Mercantile Bank Corporation (Nasdaq: MBWM), a rapidly growing community banking organization, declared a five percent stock dividend payable on May 3, 2004 to shareholders of record as of the close of business on April 16, 2004. The stock dividend will increase shares outstanding to approximately 7,168,550.

Gerald R. Johnson, Mercantile's Chairman and CEO, stated, "We are pleased to reward shareholders with our fourth annual 5% stock dividend, in addition to the cash dividend we announced earlier today. We believe this dividend will provide increased stock liquidity, consistent with our goal to maximize the value of our shareholders' investment in Mercantile, without imposing a capital burden on our ability to grow."

About Mercantile Bank Corporation

Mercantile Bank Corporation is the bank holding company for Mercantile Bank of West Michigan. The Bank's primary service area is the Kent and Ottawa County area of West Michigan, which includes the City of Grand Rapids, the second-largest city in the State of Michigan. The Bank provides a wide variety of commercial banking services primarily to businesses, individuals, and governmental units through its five full-service offices in greater Grand Rapids, and its Holland, Michigan, office located thirty miles southwest of Grand Rapids. Mercantile Bank Corporation's common stock is listed on the Nasdaq National Market under the symbol "MBWM."

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995)
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that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

                  EARNINGS PER SHARE - 5% STOCK DIVIDEND IMPACT

                                                    3 Mos. Ended     3 Mos. Ended
                                                      3/31/04          3/31/03
                                                      -------          -------
                                                    (Unaudited)      (Unaudited)
BEFORE 5% STOCK DIVIDEND
   Net income                                        $2,973,000       $2,233,000
   Basic income per share                            $     0.44       $     0.41
   Diluted income per share                          $     0.43       $     0.40
   Average shares outstanding                         6,818,067        5,412,521
   Average diluted shares outstanding                 6,965,835        5,535,167

AFTER 5% STOCK DIVIDEND
   Net income                                        $2,973,000       $2,233,000
   Basic income per share                            $     0.42       $     0.39
   Diluted income per share                          $     0.41       $     0.38
   Average shares outstanding                         7,158,970        5,683,147
   Average diluted shares outstanding                 7,314,126        5,811,925